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                                                                     Exhibit 5.1



                                 April 13, 2000



North Georgia Community Financial Partners, Inc.
350 West Belmont Drive
Calhoun, Georgia  30701

Ladies and Gentlemen:

     We are acting as special counsel to North Georgia Community Financial Partners, Inc. (the "Company"), a Georgia corporation, and in such capacity we are familiar with certain corporate actions taken by the Company in connection with an Agreement and Plan of Share Exchange (the "Plan"), dated March 3, 2000, between the Company and North Georgia National Bank (the "Bank"). If the Plan is implemented, the Bank will become a wholly-owned subsidiary of the Company.

     The Plan provides, subject to the exercise of dissenters' rights, that each of the Bank's issued and outstanding shares of common stock, $5 par value, will be converted into one share of common stock, no par value, of the Company.

     We have examined the Plan and such other documents as we have reasonably deemed necessary to furnish this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to the original documents of all documents submitted to us as certified and photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates and representations of officers and representatives of the Company and appropriate federal, state and local officials.

     Based upon the foregoing and upon our examination of such documents and matters of law as we have deemed relevant, we are of the opinion that the shares of Company common stock to be issued pursuant to the Plan are duly authorized and, when issued as contemplated by the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm under the heading "Legal
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Matters" in the Registration Statement on Form S-4 filed by the Company with the
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Securities and Exchange Commission under the Securities Act of 1933 and to the inclusion of this opinion as an exhibit thereto.

                             Very truly yours,



                             /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP